EXHIBIT 10.12

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement ("Agreement") is entered into on January 16, 2008, among InterMetro Communications, Inc., a Nevada corporation (the “Borrower,” “Pledgor” or the “Company”), each Subsidiary of Borrower (together with the Borrower, the “Pledgors” or individually a “Pledgor”) and the lenders signing the signature page hereto (each individually a “Lender” and collectively the “Lenders”), and Glenhaven Corporation, as agent for the Lenders hereunder (the “Agent”). Certain capitalized terms used and not otherwise defined herein are defined on Exhibit A hereto.

RECITALS

A. The Company is currently in need of funds to help finance its operations until the closing of its next round of equity financing.

B. The Lenders are willing to advance funds to the Company in exchange for the issuance to them of units (the “Units”), each consisting of (i) a Secured Convertible Promissory Note issued by the Borrower to each Lender at the Closing in the form of Exhibit B hereto (the “Notes”), (ii) a warrant, in the form of Exhibit E hereto, to purchase one share of the Borrower’s Common Stock (the “Common Stock”) for each dollar of the original principal amount of such Lender’s Note (the “Initial Warrants”) and (iii) a warrant, in the form of Exhibit F hereto, to purchase one share of Common Stock for each dollar of original principal amount of such Lender’s Note (the “Additional Warrants,” and together with the Initial Warrants, the “Warrants”).

C. The Company and the Lenders acknowledge that (i) each constituent part of the Units is an essential part of the transactions contemplated by this Agreement and that no Lender is being permitted to receive any one part of the Unit without purchasing the entire Unit and (ii) that the Company and the Lenders did not separately value the constituent parts of the Unit separately but instead arrived at the terms of the Units as part of an integrated transaction.

NOW THEREFORE, the parties hereby agree as follows:

Loan.

Loan. Subject to the terms and conditions hereof, each Lender, severally and not jointly, shall make a loan (collectively, the “Loan”) to Borrower in the principal sum set forth under its signature on this Agreement. The total Loan shall be not less than $850,000 nor more than $3,000,000. Each Loan shall be evidenced by a Note. In the event of a conflict between the Notes and this Agreement, the terms of this Agreement will govern.

Interest. Each Note and all other monetary Obligations shall bear interest at the lesser of (i) 10% per annum or (ii) the highest rate permitted by law. Interest shall be payable in arrears on the Maturity Date referred to below. Any interest not paid when due shall be added to the principal and shall thereafter bear like interest as the principal of the Notes. Interest accruing after the Maturity Date shall be compounded monthly, without waiving any rights or remedies of the Lenders by reason of the failure to pay the same when due.

Maturity Date. Unless the Notes are earlier converted into securities of the Borrower as provided in the Notes, on the Maturity Date set forth in the Notes, the entire outstanding principal balance of the Notes and all accrued and unpaid interest thereon and all other monetary Obligations with respect to the respective Notes shall be due and payable in full.

Payments. For all purposes of this Agreement any payments by Borrower shall be made ratably on all outstanding Notes. Payment will only be deemed received when received in immediately available funds and any immediately available funds received later than 10:00 a.m. (California time) on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue during such period.

Prepayment. The Borrower may at any time prepay the Notes as provided therein.

Warrants. Concurrently with the issuance of a Note, the Borrower will issue and deliver to each Lender an Initial Warrant and an Additional Warrant.

Security Interest and Subordination.

Grant of Security Interest. As an inducement for the Lenders to extend the Loan, each Pledgor grants Agent, for the ratable benefit of each Lender, a security interest in all of the assets and property described in Exhibit A hereto (the “Collateral”) to secure the following (the “Obligations”): the obligation to pay all principal of, and interest on, the Notes, and all other debts, liabilities, obligations, guaranties, covenants and duties now or hereafter owing by the Pledgors to Lenders or Agent under, arising out of, or relating to this Agreement or the Loan Documents, including without limitation all interest, reasonable and customary fees and costs, and other sums now or hereafter due to the Lenders or Agent, absolute or contingent, liquidated or unliquidated. This Agreement creates in favor of the Agent for the benefit of the Lenders a valid security interest in the Collateral, subject only to Permitted Liens, securing the payment and performance of the Obligations. Each Pledgor will not, hereafter, without Agent’s prior written consent, enter into a license or agreement which contains a provision prohibiting the grant of a security interest in its rights thereunder, unless such license or agreement is not material to the business of the Pledgors taken as a whole. Each Pledgor shall take all such actions as Agent requests from time to time, in its good faith business judgment, to perfect or continue the perfection of the security interest granted hereunder.

Subordination. Provided no Event of Default exists at the time a Pledgor obtains A/R Financing (as defined below), each Lender agrees to subordinate payment of the Obligations of Pledgors to such Lender, and any renewals, amendments, substitutions or revisions thereof, to any credit facility provided to a Pledgor in the future which is based on and secured solely by Accounts (“A/R Financing”) and further agrees that the Lender’s security interest in Accounts only shall be subordinated to and junior in priority to any lien or security interest on Accounts that secures A/R Financing. Each Lender hereby authorizes Agent, for and on behalf of such Lender, to execute and deliver such subordination, intercreditor or other agreements or instruments as the lender of the A/R Financing shall reasonably request to carry out the intent of this Section 2(b). Subject to the rights, if any, of lenders of A/R Financing under this Section 2(b), nothing contained in this Section 2(b) shall impair, as between the Pledgors and the Lenders, the obligation of the Pledgors, subject to the terms and conditions hereof, to pay the Obligations as and when the same become due and payable, or shall prevent any Lender, upon an Event of Default, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

Representations and Warranties. Each Pledgor represents to the Lenders as of each Closing Date and, as to subsections (a)(i) and (b)(ii), as of each date on which securities of the Borrower are issued upon the conversion of the Notes or pursuant to the Warrants (collectively, the “Lender Securities”) as follows (and the following representations shall be deemed continuing until the time set forth in Section 17 of this Agreement):

Authorization; Subsidiaries.

(i) Each Pledgor is and will continue to be, duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and is and will continue to be qualified and licensed to do business in the State of California and in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by each Pledgor of this Agreement and the Loan Documents have been duly and validly authorized by all necessary corporate action, and do not violate its Articles of Incorporation or Bylaws, or, in any material respect, any law or any material agreement or instrument which is binding upon it or its property. This Agreement and the Loan Documents are, or when executed and delivered will be, valid and binding obligations of each Pledgor enforceable in accordance with their respective terms, except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors’ rights. The Company has duly reserved for future issuance a sufficient number of authorized but unissued shares of Common Stock as required to permit the conversion of the Notes and the exercise of the Warrants in full.

(ii) Other than the Subsidiaries, Borrower has no direct or indirect wholly-owned or partially owned subsidiaries and is not a member, partner or joint venturer in any limited liability company, partnership or joint venture. Each Pledgor’s correct name is set forth in this Agreement and if a Pledgor hereafter gives Agent written notice within 15 days after any future change in its name this representation shall not be deemed to be breached. All of the outstanding shares of the capital stock of the Subsidiaries have been validly authorized and issued, are fully paid and non-assessable, and, in the case of Intermetro Communications, Inc., a Delaware corporation (“IMC Delaware”) are owned by Borrower and in the case of Advanced Tel, Inc., a California corporation, are owned by IMC Delaware, in each case of record and beneficially free and clear of any Lien other than restrictions on transfer under state and/or federal securities laws (the “Pledged Securities”).

Capitalization; Securities.

(i) The authorized capital of the Borrower consists of the securities shown on Exhibit D hereto. All outstanding shares of stock of the Borrower are duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal securities laws. Except as shown on Exhibit D, (i) there are no outstanding options, warrants, rights (including conversion privileges and preemptive rights) or agreements for the purchase or acquisition from the Borrower of any shares of its capital stock, and (ii) the Borrower is not a party or subject to any agreement or understanding, and, to the Borrower’s knowledge, there is no agreement or understanding between any Persons which affects or relates to the voting or giving of written consents with respect to any security, provided that this representation shall not be deemed to be breached if Borrower gives Agent written notice promptly after Borrower in the future becomes aware of any such agreement or understanding.

(ii) When issued in accordance with the terms of this Agreement and the documents relating thereto and for the consideration therein stated, the Lender Securities will be duly and validly issued, fully paid and nonassessable and, assuming the accuracy of the Lenders’ representations and warranties herein, such securities will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

(iii) Except as set forth on Exhibit C, other than the Lenders’ right pursuant to the Registration Rights Agreement referred to in Section 5(c)(vi), no Person has any right to cause the Company to file a registration statement under the Securities Act or has “piggyback” registration rights with respect to any Company securities.

Places of Business; Locations of Collateral. The address set forth in this Agreement under Borrower’s signature is Borrower's chief executive office. The Pledgors have places of business and Collateral is located only at the locations set forth on Exhibit C hereto, provided that this representation shall not be deemed to be breached if a Pledgor in the future does any of the following, provided it gives written notice thereof to the Agent within 15 days after any of the following occurs: Pledgor changes its chief executive office, or any of the Collateral is moved to outside the United States, or Pledgor opens a place of business in another state (other than a state in which Agent’s security interest is perfected).

Title to Collateral; Permitted Liens. The Pledgors are now, and will at all times in the future be, the sole owners of all the Collateral, except for property which is leased or licensed. The Collateral now is and will remain free and clear of any and all Liens, except for Permitted Liens, and Pledgors will at all times defend Agent, the Lenders, and the Collateral against all claims of others. The value of the Excluded Assets (as defined in Exhibit A, Section 1.1) for financial statement purposes does not exceed $1,500,000.

Tax Returns and Payments. The Pledgors have timely filed, and will timely file, all tax returns and reports required by applicable law, and the Pledgors have timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by them. A Pledgor may, however, defer payment of any contested taxes, provided that Pledgor (i) in good faith contests Pledgor’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral.

Compliance with Law. Each Pledgor has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to the Pledgor’s ownership of real or personal property, the conduct of the Pledgor’s business, and all environmental matters, except where the failure to do so would not result in a Material Adverse Change.

Litigation. Except as set forth on Exhibit C, there is no claim or litigation pending or (to Pledgor’s knowledge) threatened against Pledgor. Pledgor will promptly inform Agent in writing of any claim or litigation in the future which, either separately or in the aggregate, involves more than $50,000. There is no action, proceeding or investigation pending, or to Pledgor’s knowledge threatened, against the Pledgor or its officers, directors or shareholders, or to the best knowledge of Pledgor, against employees or consultants of Pledgor, or any basis therefor known to Pledgor, involving the prior employment of any of the Pledgor’s employees, their use in connection with the Pledgor’s business of any Intellectual Property of their former employers, or their obligations under any agreements with prior employers, which individually or in the aggregate could result in a Material Adverse Change.

Information. All information provided to Agent or any Lender by or on behalf of Pledgor by a duly authorized officer on or prior to the date of this Agreement is true and correct in all material respects, all information hereafter provided to Agent or any Lender by or on behalf of Pledgor by a duly authorized officer will be true and correct in all material respects, and no representation or other statement made, previously, now or hereafter, to Agent or any Lender by or on behalf of Pledgor by a duly authorized officer contains or will contain, at the time made, any untrue statement of a material fact or omits or will omit, at the time made, any material facts necessary to make any statements made to Agent or such Lender not misleading at the time made. For the purpose of this paragraph, “information” means written information that (i) relates to any material aspect of Pledgor’s business, operations or financial condition, (ii) relates to Collateral, or (iii) which is provided by the Pledgor to a Lender or Agent pursuant to this Agreement.

Intellectual Property. Pledgor is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement with the rights of, others. The Pledgor has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other Person. Pledgor is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of Pledgor or that would conflict with Pledgor’s business as proposed to be conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Pledgor’s business as proposed, will, to the best of the Pledgor’s knowledge after due inquiry, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Pledgor does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Pledgor. Pledgor is not aware of any violation or infringement by a third party of any of its Intellectual Property. Pledgor is not aware of any technological development or product that would have a material adverse effect on its business or its Intellectual Property. Exhibit C contains a complete list of each Pledgor’s Intellectual Property. Except as set forth on Exhibit C, there are no outstanding options, licenses or agreements of any kind relating to the Pledgor’s Intellectual Property, nor is Pledgor bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other Person.

Proprietary Agreements; Employees. Each current and former employee and consultant of a Pledgor has executed an agreement with such Pledgor agreeing to maintain the confidentiality of proprietary information and agreeing to assign certain inventions to such Pledgor. No Pledgor is aware that any of its employees or consultants is in violation thereof and will use its best efforts to prevent any such violation.

Seniority and Valid Security Interest. Except as set forth on Exhibit G, as of the Closing Date, no Indebtedness or equity is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution or otherwise other than Indebtedness secured by Permitted Liens. This Agreement creates in favor of the Agent for the benefit of the Lenders a valid security interest in the Collateral subject only to the Permitted Liens securing the payment and performance of the Obligations, and upon filing the appropriate financing statements pursuant to the Uniform Commercial Code (UCC) the security interest created hereby in any Collateral which may be perfected by filing a UCC financing statement shall be a first priority, duly perfected security interest.

SEC Reports; Financial Statements. Except as set forth in Exhibit C, Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of the filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Material Changes. Since the date of the latest financial statements included within the SEC Reports, except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Change, (ii) the Pledgors have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any interest or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except as set forth on Exhibit C. Except for the issuance of the Securities contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws.

Disclosure. Except with respect to the material terms and conditions of the transaction contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided the Agent or any of the Lenders or their agents or counsel with any information that constitutes material nonpublic information. The Company understands and confirms that the Agent and Lenders will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.

Solvency. The Pledgors are not bankrupt and are generally able to pay its debts as they become due and will be able to do so after giving effect to the transactions contemplated in this Agreement. The Pledgors do not intend to incur Indebtedness beyond their ability to pay such Indebtedness as it matures (taking into account the timing and amounts of cash to be payable on or in respect of their Indebtedness). No Pledgor has any knowledge of any facts or circumstances which leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The SEC Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company and the Subsidiaries, or for which the Company or any Subsidiary has commitments. Neither the Company nor any Subsidiary is in material default with respect to any Indebtedness.

Covenants.

Inspection. A designated officer of Agent shall have the right to review Borrower’s books and records and audit and inspect the Collateral, from time to time, upon seven days’ notice to Borrower, provided that such inspections shall be limited to two in any consecutive twelve-month period (but such limit shall not apply to inspections at the time that any Event of Default or event which, with notice or time or both, as set forth in Section 6 hereof, would constitute an Event of Default has occurred and is continuing). Borrower will cause its chief executive officer and/or chief financial officer to discuss matters concerning the Pledgors with Agent and to answer its questions concerning the Pledgors upon seven days’ prior notice. Borrower will reimburse Agent for the reasonable costs it may incur from time to time in such inspections and review.

Insurance. The Pledgors will maintain insurance on the Collateral and their business, in amounts and of a type that are customary to similar businesses and Agent will be named in a lender’s loss payable endorsement in favor of Agent, in form reasonably acceptable to Agent.

Negative Covenants.

(i) So long as any principal and/or interest remain outstanding under any of the Notes, no Pledgor shall, without the prior written consent of the Agent, which consent or decision not to consent must be provided to the Borrower in writing within ten (10) Business Days of Agent’s receipt of the Borrower’s written request for such consent or the Agent will be deemed to have consented, do any of the following:

A.
merge or consolidate with, or acquire by purchase or otherwise, another corporation or entity, excluding (i) any consolidation or merger effected between or among the Company and the Subsidiaries or effected exclusively to change its domicile, (ii) any consolidation or merger with, or acquisition of, an entity that has positive cash flow and EBITDA as of the closing of such consolidation or merger provided that the holders of voting equity securities of the Company immediately preceding such merger or consolidation hold, immediately thereafter, at least a majority of the voting equity securities of the surviving entity, the Lenders' security interest granted hereby is not impaired in any respect and the surviving or acquired entity becomes a party to this Agreement as a “Pledgor,” or (iii) any consolidation or merger in which the Borrower repays the Obligations in full and honors the Warrants;

B.	acquire any assets of an Affiliate of the Borrower;

C.	sell, lease, or transfer any Collateral except for sales of Inventory and obsolete or unneeded Equipment in the ordinary course of business;

D.	transfer, sell or license any Intellectual Property, except for (i) the licensing of any Intellectual Property in the ordinary course of business or (ii) from one Pledgor to another Pledgor;

E.	pay or declare any dividends on its stock, except for (i) dividends payable solely in stock of Borrower or (ii) from a Pledgor (other than Borrower) to its parent company;

F.	redeem, purchase or otherwise acquire any of its Common Stock;

G.
make any loans or advances to any Persons in excess of $50,000 in the aggregate outstanding at any given time other than (i) expense advances to employees in the ordinary course of business as currently conducted or (ii) from one Pledgor to another Pledgor;

H.
directly or indirectly enter into any material transaction with any Affiliate except for loans by any Affiliate to a Pledgor, investments by any Affiliate in a Pledgor, and transactions that are in the ordinary course of Pledgor’s business (collectively, the “Affiliate Transactions”), provided such Affiliate Transactions are on fair and reasonable terms that are no less favorable than would be obtained in an arm’s length transaction with a non-Affiliated Person;

I.
make any payment on any Indebtedness which is subordinate to the Obligations other than a payment on any Permitted Indebtedness or other than in accordance with a subordination agreement in favor of Agent relating thereto;

J.	create, incur, assume or suffer to exist any Lien on or with respect to any of the Collateral, other than Permitted Liens;

K.	create, incur, assume, or suffer to exist, any Indebtedness, except Permitted Indebtedness;

L.	directly or indirectly, make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than Investments in Permitted Investments;

M.
increase the number of shares of Common Stock reserved for issuance to employees, directors or consultants pursuant to stock option, stock purchase, stock bonus or similar plans to more than 15% of Borrower’s then outstanding shares of Common Stock, on a fully diluted basis;

N.
until the Obligations are repaid in full, pay any cash bonus to executive officers or increase any other compensation payable to executive officers from that provided for in the employment agreements described in the Company’s Schedule 14C filed with the Commission on May 9, 2007;

O.	voluntarily dissolve or liquidate; or

P.	agree to do any of the foregoing.

(ii) So long as any principal and/or interest remain outstanding under any of the Notes, Borrower shall give written notice to the Agent within ten (10) days after any Pledgor does any of the following:

(A)  enters into a transaction outside the ordinary course of business;
(B)  directly or indirectly, gives any indemnity, except for indemnities given in the ordinary course of business; or
(C)  amends, alters or repeals any provision of the Articles of Incorporation (including any filing of a Certificate of Designation) or the Bylaws of Borrower.

Intellectual Property. Each Pledgor will use reasonable efforts promptly to register all of its software and other copyrightable Intellectual Property with the United States Copyright Office and to file and prosecute patent applications with the United States Patent and Trademark Office on all patentable Intellectual Property developed or acquired by it from time to time hereafter, and will provide evidence of same to Agent within five (5) Business Days after written request from Agent. Each Pledgor will execute such documents and take such other actions as Agent may reasonably request to perfect the security interest granted in all Intellectual Property.

Use of Proceeds. Borrower will use the proceeds of the Loan for general operating purposes and shall not in any event use such proceeds for investment activities.

Rule 144 Reporting. With a view to making available to the Lenders the benefits of certain rules and regulations of the Commission which may permit the sale of Common Stock to the public without registration, so long as any Lender owns Lender Securities Borrower agrees to use its best efforts to:

(i) Make and keep public information available, as those terms are understood and defined in Commission Rule 144 or any similar or analogous rule promulgated under the Securities Act;

(ii) File with the Commission, in a timely manner, all reports and other documents required of Borrower under the Exchange Act; and

(iii) Furnish to such Lender forthwith upon request: a written statement by Borrower as to its compliance with the requirements of clauses (i) and (ii) above; a copy of the most recent annual or quarterly report of Borrower; and such other reports and documents as the Lender may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any of its Common Stock without registration.
Closing.

Closing Date. The Loan shall be made at one or more closings (a "Closing") to be held at such times and locations as the Company and the Agent shall agree at any time between the date hereof and March 30, 2008. The date of each Closing is referred to as the Closing Date.

Delivery. Subject to the terms of this Agreement, at the Closing the Borrower will deliver an executed Note and Warrants to each Lender against payment of the purchase price therefor by, at the option of such Lender, a check or checks payable to the order of the Company or by wire transfer.

Conditions to the Lenders’ Obligations. The obligation of each Lender to make its Loan at a Closing is subject to the fulfillment to its satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Lender; provided, however, that any such waiver shall not be effective against any Lender who has not consented in writing thereto:

(i) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Pledgors in Section 3 hereof shall be true and correct on and as of the Closing Date. Each Pledgor shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

(ii) Consents and Waivers. Each Pledgor shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Loan Documents and the same shall be effective as of the Closing Date.

(iii) Compliance Certificate. Borrower shall have delivered a Certificate, executed by the Chief Executive Officer of Borrower, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (i) and (ii) of this Section 5(c).

(iv) Minimum Loan. The aggregate amount of the Loan made by the Lenders at the first Closing shall be at least $850,000.

(v) UCC-1 Financing Statement. At the first Closing, each Pledgor shall have executed and delivered to Agent a UCC-1 Financing Statement in form and content satisfactory to the Agent and the certificates or other instruments which evidence the Pledged Securities together with executed undated stock powers endorsed in blank.

(vi) Registration Rights Agreement. The Borrower shall have executed and delivered to each Lender a Registration Rights Agreement in the form of Exhibit H hereto.

(vii) Satisfaction of Counsel. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Agent’s counsel, who shall have received all such counterpart original and certified or other copies of such documents as she may reasonably request.

Events of Default. Any one or more of the following shall constitute an Event of Default under the Notes:

Borrower shall fail to pay any principal of or interest on any Loans or any other monetary Obligations within five (5) Business Days after the date due; or

Borrower shall fail to honor the exercise of the Warrants, if such exercise complies with the terms and conditions of the Warrants, which failure is not cured within five (5) Business Days after such failure occurs; or

Any Pledgor shall fail to comply with or perform any other provision of this Agreement, the Loan Documents or any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after such failure occurs; or

Any Pledgor shall breach any of its representations or warranties contained in this Agreement or any Loan Document, which breach is not cured within ten (10) Business Days after such breach occurs; or

Any Pledgor shall (i) fail to pay any indebtedness for borrowed money in excess of $50,000 owing to any Person other than Lenders, when due, unless such failure is waived in writing by such Person or cured within any applicable cure period, or (ii) otherwise be in breach or default in any of its obligations under any agreement with respect to any such indebtedness, if the effect of such breach, default or failure to pay is to cause such indebtedness for borrowed money in excess of $50,000 to become due or redeemed or permit the holder or holders of such indebtedness to declare such indebtedness due or require such indebtedness to be redeemed prior to its stated maturity, unless such breach is waived in writing by such holder or cured within any applicable cure period; or

Any Pledgor shall be in material breach or default in any of its obligations under any material contract or agreement to which it is a party, unless (i) such breach or default is waived in writing by the other parties thereto, (ii) such breach or default is cured within any applicable cure period, or (iii) the Pledgor in good faith disputes the other party’s assertion of the occurrence of a material breach or default by appropriate actions or proceedings promptly and diligently instituted and conducted, and promptly notifies Agent of the other party’s assertion and Pledgor’s response thereto;

Dissolution, termination of existence, or insolvency of a Pledgor; or appointment of a receiver, trustee or custodian for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against any Pledgor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against a Pledgor, such Pledgor shall have 30 days after the date such proceeding was commenced to have it dismissed); or

The occurrence of a Material Adverse Change, except that if the Material Adverse Change is curable by the Pledgors, the Pledgors shall have 30 days after the Material Adverse Change occurs to cure such Material Adverse Change.

Remedies.

Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may (at its option), do any one or more of the following, without notice except for such notices as are required by law and as provided in this Agreement: (a) accelerate and declare all but not less than all of the Notes and the other Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (b) take possession of any or all of the Collateral wherever it may be found, and for that purpose each Pledgor hereby authorizes Agent to enter its premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises, without charge by Pledgor in order to complete the enforcement of its rights under this Agreement or any other agreement; (c) require each Pledgor to assemble any or all of the Collateral and make it available to Agent at places designated by Agent which are reasonably convenient to Agent and Pledgor, and to remove the Collateral to such locations as Agent may reasonably deem advisable; (d) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agent shall have the right to use each Pledgor’s premises, equipment and all other property without charge by Pledgor; (e) collect, receive, dispose of and realize upon any Investment Property, including withdrawal of any and all funds from any securities accounts; (f) demand payment of, and collect any Accounts, General Intangibles or other Collateral and, in connection therewith, each Pledgor irrevocably authorizes Agent to endorse or sign Pledgor’s name on all collections, receipts, instruments and other documents, and, in Agent's good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; or (g) sell, lease or otherwise dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Agent shall have the right to conduct such disposition on a Pledgor’s premises without charge, should the Collateral be located on such Pledgor’s premises, at such time or times as Agent deems reasonable, or on Agent's premises, or elsewhere and the Collateral need not be located at the place of disposition. Each Pledgor recognizes that Agent may be unable to make a public sale of any or all of the Investment Property, by reasons of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale of any or all of the Investment Property for which public sale is prohibited to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Agent with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agent in the following order: (i) to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Agent in the exercise of its rights under this Agreement, (ii) to pay the Additional Amount (as defined in Section 11(e)), pro rata, to any Lender entitled thereto pursuant to Section 11(e), (iii) to any Foreclosure Costs, including Excess Costs (as defined in Section 11(e)) that have been paid or reimbursed by any Lender, (iv) to the interest due upon any of the Obligations, and (v) to the principal of the Obligations. Any surplus shall be paid to the Pledgors or other Persons legally entitled thereto; the Pledgors shall remain liable to the Lenders for any deficiency. If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of the cash therefor.

Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower, except as expressly set forth below), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or such Lender’s Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each such Lender may have.

Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement relating to the Notes, with respect to the Notes only Agent shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agent, Lenders and Pledgors, and all of such rights and remedies relating to the Notes are cumulative and none is exclusive. Exercise or partial exercise by Agent of one or more of such rights or remedies shall not be deemed an election, nor bar Agent or any Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agent or any Lender to exercise any such rights or remedies shall not operate as a waiver thereof, but all such rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed. No Event of Default or exercise of rights or remedies as a result thereof shall affect any Lender’s other rights under this Agreement, his Note or the Warrants, all of which shall continue in full force and effect.

Power of Attorney. After the occurrence and during the continuance of an Event of Default, each Pledgor irrevocably appoints Agent (and any of Agent’s designated employees or agents) as its true and lawful attorney in fact to: endorse its name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to its policies of insurance; settle and adjust disputes and claims respecting Accounts, General Intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; for the sole purpose of enforcing its rights under this Agreement, sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Pledgor, or reasonably necessary to enforce Agent’s rights or remedies or otherwise carry out the purposes of this Agreement. The appointment of Agent as Pledgor’s attorney in fact, and each of Agent’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to the Lenders have been paid and performed in full.

Waivers and Amendments.

The failure of Agent (so long as the Agent has authority pursuant to Section 11(a)) or any Lender at any time or times to require Pledgors to strictly comply with any of the provisions of this Agreement, the Loan Documents or any other present or future agreement between Pledgors and Agent or any Lender shall not waive or diminish any right of Agent or any Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.

So long as the Agent has authority pursuant to Section 11(a), no amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document to which any Pledgor is a party, nor consent to any departure by any Pledgor from this Agreement or any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Agent and the Requisite Lenders, do any of the following: (i) reduce the principal of, or interest on, the Notes, or any fees hereunder, or modify any provisions relating to conversion of the Notes, or any other economic terms of the Notes; (ii) change any date fixed for any payment of principal of, or interest on, the Notes or any fees thereunder or hereunder; (iii) change the percentage of the unpaid principal amount of the Notes which shall be required for the Lenders or any of then to take action hereunder; or (iv) amend, modify or waive any provision of this Section, and provided further than no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any of the Loan Documents. After the Agent’s authority terminates pursuant to Section 11(a), neither this Agreement, nor any term hereof, may be amended, waived or terminated except by a written instrument signed by the Pledgors and the Requisite Lenders, and any such amendment, waiver or termination shall be binding on all Lenders. Notwithstanding the foregoing, each Lender shall have the right, without the consent of the other Lenders, to agree to any modification or amendment to its Warrants or Note, but such Lender shall give prompt written notice of the same to the other Lenders and Agent, and the Borrower, on request of any other Lender shall enter into the same modification or amendment with such other Lender as to its Warrants or Note.

Each Pledgor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agent or any Lender on which it is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement.

Costs; Indemnity. Borrower shall reimburse Agent, on demand, for all of the following ("Costs"): all reasonable attorneys' fees and all reasonable and customary filing, recording, search, title insurance, appraisal, audit, and other costs incurred by Agent, pursuant to, in connection with, or relating to this Agreement or its enforcement (whether or not any lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Agent incurs relating to the preparation and negotiation of this Agreement and the documents relating to this Agreement. Agent shall provide an itemized statement of Costs to Borrower, if so requested by Borrower. If either Agent, a Lender or a Pledgor files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs, including (but not limited to) reasonable attorneys' fees incurred in connection therewith. Each Pledgor shall indemnify Agent and the Lenders for any losses, claims, actions, causes of action, penalties, and reasonable costs and expenses (including reasonable attorneys' fees), which Agent or any other Lender may sustain or incur based upon, arising out of, or relating to this Agreement, any of the Obligations, any of the Loans, or any other present or future documents or agreements relating hereto or contemplated hereby, except any such amounts sustained or incurred as the result of the gross negligence or willful misconduct of the person to be indemnified or any of its directors, officers, employees, agents, attorneys, or any other person affiliated with or representing such person. The indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall continue in full force and effect.

Notices.

General. All notices or communications pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) upon receipt, when delivered by hand or by electronic facsimile transmission if sent during normal business hours and, if not, then the next Business Day, or (b) upon receipt, when delivered by overnight courier, or (c) five days after mailing by certified mail return receipt requested, addressed to each party (to Borrower only in the case of notice to any Pledgor) at the addresses indicated below their signatures below.

Notices of Record Date. If the Borrower shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event Borrower shall send to the Lenders and Agent:

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Agency Provisions.

Authorization and Action. Subject to the last sentence of this subsection (a) and the provisions of Section 11(f) hereof, each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including the power to take any action, or refrain from taking any action, in its sole and absolute discretion as to any matter that may arise under this Agreement or the Loan Documents as to which the Lenders or the Requisite Lenders are not given express authority hereunder. The Agent shall not by reason of this Agreement be deemed a trustee or fiduciary for any Lender. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement, the Agent may exercise its discretion as aforesaid or may, at its sole option, take any action, or refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided however, that the Agent shall not be required to take any action which, in Agent’s good faith judgment, exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. All action, decisions and instructions of the Agent in accordance with this Agreement shall be conclusive and binding upon all of the Lenders and holders of Notes and their successors and assigns and Borrower shall be entitled to rely upon any instruction, notice or decision of the Agent made in accordance with this Agreement. The authority of the Agent granted hereby shall terminate on such date as all of the Notes are paid in full or converted into equity securities of the Borrower and all other monetary Obligations are paid in full.

Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender or to any Pledgor for any action taken or omitted to be taken by it or them under or in connection with this Agreement (including, without limitation, any action taken or omitted to be taken by it or them upon the occurrence of an Event of Default) in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of any Pledgor, or to inspect the Collateral (including the books and records) of any Pledgor; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability to any Lender or to any Pledgor under or in respect to this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

Rights of Agent as a Lender. With respect to the Loans made by it or its Affiliates and the Note issued to it or its Affiliates, the Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent or its Affiliates in their individual capacities. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, and any Person who may do business with or own securities of the Borrower, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders. The Lenders expressly acknowledge and understand that Affiliates of the Agent are shareholders of the Company and one such Affiliate is serving as a consultant to Borrower.

Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit or investment decisions in taking or not taking action under this Agreement or the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates which may come into the possession of the Agent or any of its Affiliates.

Indemnification. The Lenders agree to indemnify the Agent, ratably according to the respective amounts of the original principal amount of the Notes issued to them pursuant to this Agreement, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of any of the foregoing resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, and without relieving any Pledgor of its obligations pursuant to Section 9, if Borrower has not reimbursed Agent in full for its Costs pursuant to Section 9 of this Agreement within ten (10) Business Days of demand therefore by Agent, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of (i) any Costs, other than Costs incurred in connection with a sale or disposition of Collateral pursuant to Section 7 hereof (“Foreclosure Costs”), not reimbursed by Borrower up to $25,000 in the aggregate for all Lenders, and (ii) Foreclosure Costs not reimbursed by Borrower up to $50,000 (less any amounts reimbursed pursuant to clause (i) (the “Maximum Indemnity”) in the aggregate for all Lenders. Any Lender (a “Participating Lender”) who voluntarily reimburses Agent for any Foreclosure Costs that exceed the Maximum Indemnity (“Excess Costs”) shall receive, to the extent of any proceeds realized pursuant to Section 7 and in addition to reimbursement of such Excess Costs pursuant to Section 7(b)(iii), such Participating Lender’s pro rata share (based on the total Excess Costs reimbursed by all Participating Lenders) of the amount of Excess Costs that would have been paid by non-Participating Lenders to reimburse Agent had all Lenders paid their ratable share (based on the principal amount of the Notes held by all Lenders) of all Excess Costs (the “Additional Amount”) in accordance with Section 7(b)(ii) hereof. The indemnity set forth in this Section 11(e) shall survive any termination of this Agreement and shall continue in full force and effect.

Removal; Successor Agent. The Agent may be removed at any time upon the written consent of the Requisite Lenders, provided that the Requisite Lenders concurrently appoint a successor Agent (who shall have accepted such appointment) and give prompt notice thereof to Borrower. The Agent may resign at any time by giving at least 60 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof, having a combined capital and surplus of at least $200,000,000 and mutually acceptable to the Agent and the Borrower, with the Borrower’s consent not to be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Agent, and the removed or resigning Agent shall be discharged from its duties and obligations under this Agreement. After any Agent’s removal or resignation, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Note held by it, other than a payment made in accordance with Section 1(c) of this Agreement, in excess of its ratable share of payments on account of the Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Representations, Warranties and Agreements of the Lenders.

Each of the Lenders represents and warrants to Borrower and, as to Section 12(a)(1) only, to Agent, as of the Closing Date and as of the date any Lender acquires the Units, the Note, the Warrants, the securities issuable upon conversion of the Note (the “Conversion Securities”) and any Common Stock issuable upon exercise of the Warrants or upon exercise or conversion of the Conversion Securities (collectively, the “Securities”) as follows:

(1) It has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby.

(2) It is its present intention to acquire the Securities for its own account and without a view to the distribution thereof. Each of the Lenders agrees that it will not sell or transfer any of the Securities without registration under applicable federal and state securities laws, or the availability of exemptions therefrom. Each of the Lenders agrees that the documents evidencing the Securities will each bear a restrictive legend stating that the Securities represented thereby have not been registered under applicable federal and state securities laws and referring to restrictions on their transferability and sale.

(3) It is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and it acknowledges that it currently has, and had immediately prior to its Loan hereunder, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and further acknowledges that it is able to bear the economic risk of this investment. During the course of this transaction and prior to the sale to the Lenders of the Units hereunder, it acknowledges that it had the opportunity to ask questions of, and receive answers from, management of the Borrower concerning the terms and conditions of this investment and to obtain any additional information of the same kind that is specified in Rule 502 of Regulation D of the Securities Act, or that is necessary to verify the accuracy of the other information obtained. It has received such information as it deems necessary to enable it to make its investment decision.

Restrictions on Disposition. Without in any way limiting the representations set forth in Section 12(a) above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of Borrower to be bound by this Section 12, and in addition thereto, one of the following conditions is satisfied: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) such Lender shall have (A) notified Borrower of the proposed disposition and shall have furnished Borrower with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by Borrower, furnished Borrower with an opinion of counsel, reasonably satisfactory to Borrower, that such disposition will not require registration of such securities under the Securities Act; provided, however, that Borrower will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Agent, Lenders and the Pledgors shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. Any dispute arising out of or relating to this Agreement shall be determined solely and exclusively by a retired superior or federal court judge acting as a referee (“Judge”) pursuant to California Code of Civil Procedure Section 638 (or any other similar or applicable law) (the “Reference”). Borrower and Agent shall mutually agree upon a Judge. If the parties are unable to agree within ten (10) Business Days, either Agent or Borrower, upon three Business Days advance notice to the other, shall be entitled to file an application with Presiding Judge of the Los Angeles County Superior Court requesting the appointment of a Judge.

Any decision of the Judge shall contain a reasoned statement of decision explaining the basis for the decision and shall be enforceable in the Los Angeles Superior Court or any other court of competent jurisdiction. The resulting judgment of the court shall be subject to appeal and all other rights, remedies and motions that apply with respect to a judgment of a court.

While the Reference is proceeding, Lenders on the one hand, for their ratable share, and Borrower, on the other hand, shall each pay one-half of the Judge’s charges for the Judge’s services, but the Judge is vested with the discretion to allocate such charges among the parties as the Judge deems fit in the Judge’s final written decision. In the exercise of such jurisdiction, the Judge shall have, and the parties hereby vest in the Judge, the authority to award attorneys’ fees and costs to the prevailing party. As used herein, “attorneys’ fees” means the full and actual cost of any legal services actually performed in connection with the matter for which fees are sought, based upon the usual and customary fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be used in statutory or decisional law.

General. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between the Pledgors, Lenders and Agent and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith. Subject to Section 12(b), any Lender may assign all or any part of its interest in the Notes and this Agreement and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this Agreement or the Notes, without notice to, or consent of, Borrower. No Pledgor may assign any obligation, right under or interest in this Agreement or the Loan Documents without the Agent’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the respective parties’ heirs, executors, administrators, permitted assigns and successors. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement. Facsimile signature pages shall be deemed to be originals.

Termination of Security Interest. Upon all of the Notes being paid in full or converted into securities of the Borrower as provided therein, and payment in full of all other monetary Obligations, the security interest granted pursuant to Section 2 shall terminate and the Agent and the Lenders shall take all such actions as Borrower shall reasonably request to evidence the termination of all security interests granted to Agent and the Lenders including delivery of the certificates representing the Pledged Securities and related stock powers to the Borrower and filing UCC-3 termination statements with each public office at which UCC-1 financing statements were previously filed.

Termination of Certain Provisions. Except to the extent that representations are made as of the date(s) that any Lender Securities are issued pursuant to the first sentence of Section 3, all representations in Section 3 shall cease to be continuing and Pledgors’ obligations pursuant to Sections 4(a), 4(b), 4(c), 4(d), 4(e) and 10(b) of this Agreement, shall terminate on the date all of the Notes are paid in full or converted in full.

Survival. The representations, warranties and covenants of the Pledgors and the Lenders contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, any Closing Date, and any conversion of the Notes for so long as the applicable statute of limitations.

Separate Counsel. The Agent’s attorney has been involved in the preparation and negotiation of this Agreement and the Loan Documents on behalf of the Agent as such and as a Lender. Each of the parties hereto acknowledges that (i) such counsel does not represent or owe any duties to any party, other than Agent, in the absence of a clear and explicit written agreement to such effect between such party and such counsel; (ii) the undersigned has had an adequate and meaningful opportunity to review and discuss this Agreement and the Loan Documents with legal counsel of his own choosing; and (iii) no drafting inferences will be made for or against any party in connection with the interpretation or construction of this Agreement or the Loan Documents.

Agent:	Borrower and Pledgor:
GLENHAVEN CORPORATION	INTERMETRO COMMUNICATIONS, INC., a Nevada corporation

By	By
David Marshall, Chief Executive Officer	Title

Address for notices:	Address for notices:

Pledgor:	Pledgor:

INTERMETRO COMMUNICATIONS, INC., a Delaware corporation	ADVANCED TEL, INC, a California corporation

By	By
Title	Title
Lenders:	Lenders:

X
Signature	Signature

Print Name	Print Name

Title if Applicable	Title if Applicable

Amount of Loan: $	Amount of Loan: $

Address:	Address:

Lenders:	Lenders:

Signature	Signature

Print Name	Print Name

Title if Applicable	Title if Applicable

Amount of Loan: $	Amount of Loan: $

Address:	Address:

EXHIBIT A

Certain Definitions

As used in this Agreement, the following terms have the following meanings:

1. Collateral Related Definitions.

1.1
“Collateral” means all assets of each Pledgor, including, but not limited to, all right, title and interest of each Pledgor in and to the following, whether now owned or hereafter arising or acquired and wherever located:

All Accounts;

All Inventory;

All Equipment;

All General Intangibles (including without limitation all Intellectual Property and Deposit Accounts);

All Investment Property;

All Other Property; and

Any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds and insurance proceeds of, any of the above, and all Pledgor’s books relating to any of the above.

Except for the following assets:

Name	Units

Dell Laptops - Vencore Lease No. 2
Dell Desktops - Dell Lease No. 2
Dell Monitors - Dell Lease No. 3
Dell Desktops - Dell Lease No. 4

Sonus Equipment - Vencore Lease No. 10	6
Cantata-IMGs - Vencore Lease No. 11	2
Dell Servers - Dell Lease No. 5
Dell Servers - Dell Lease No. 6
Nextone - Vencore Lease No. 12	1
Cantata IMGs	30
Cantata Servers	4
Lucent APXs	4
Lucent Max TNTs	44

(collectively, the “Excluded Assets”).

1.2
“Accounts” means “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Pledgors.

1.3
“Deposit Accounts” means “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

1.4
“Equipment” means “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

1.5
“General Intangibles” means “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, Deposit Accounts, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

1.6
“Intellectual Property” means all (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, service marks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Pledgors connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

1.7
“Inventory” means “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Pledgor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

1.8
“Investment Property” means all investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.

1.9
“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: “documents”, “instruments”, “chattel paper”, “letters of credit”, “fixtures”, and “money”.

2. Other Definitions.

2.1
“Affiliate” means as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

2.2	“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Los Angeles, California are required or permitted by law to close.

2.3
“Cash Equivalents’ means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $100,000,000; (iii) investments in money market funds registered under the Investment Company Act of 1940; and (iv) other instruments, commercial paper or investments acceptable to Agent in its sole discretion

2.4	“Commission” means the Securities and Exchange Commission.

2.5
“EBITDA,” for any period, means the following, without duplication, each calculated for such period: (a) Net Income; plus (b) interest expenses paid or accrued and deducted in determining Net Income; (c) plus income taxes paid or accrued and deducted in determining Net Income; (d) plus amortization and depreciation; (e) plus or minus income or loss from extraordinary items (f) plus stock-based charges.

2.6	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.7
“Indebtedness” means (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations as lessee under capital leases; (v) obligations under letters of credit; (vi) obligations under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (viii) obligations of third parties secured by any Liens on assets of any Pledgor, whether or not the obligations have been assumed.

2.8
“Investment” means as of the date of determination thereof, any payment or contribution, or commitment to make a payment or contribution, to any Person including, without limitation, property contributed or committed to be contributed to any Person, for or in connection with any acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security or any evidence of indebtedness by reason of a loan, advance, extension of credit, guaranty or other similar obligation for any debt, liability or indebtedness.

2.9
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

2.10	“Loan Document” means any present or future document, instrument or agreement relating to this Agreement, including without limitation the Notes and the Warrants.

2.11
“Material Adverse Change” means (i) any effect that is materially adverse to the scope of any Pledgor’s business as currently conducted, or to the results of operations, assets, liabilities or financial or other condition of the Pledgors taken as a whole, or (ii) the impairment of any Pledgor's ability to perform its Obligations or of Agent’s or Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral.

2.12	“Net Income” means the net income of the entity determined in accordance with GAAP.

2.13
“Permitted Indebtedness” means (i) Indebtedness of the Borrower under this Agreement or the Notes; (ii) Indebtedness of a Pledgor subordinated on terms satisfactory to the Agent to the Obligations; (iii) accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business, as presently conducted; (iv) Indebtedness secured by Permitted Liens; (v) Indebtedness arising from the endorsement of instruments in the ordinary course of business; (vi) Indebtedness existing on the date hereof and set forth on Exhibit C (and any refinancing thereof); (vii) overdrafts; (viii) corporate credit cards used for ordinary business expenses; (ix) lines of credit and other loans issued by banks or other similar financial institutions; (x) letters of credit and similar instruments incurred in the ordinary course of business; and (xi) A/R Financing.

2.14
“Permitted Investments” means (i) Cash Equivalents; (ii) temporary advances to cover incidental expenses to be incurred in the ordinary course of business; (iii) advances to employees in accordance with procedures established by the Board of Directors in an aggregate amount outstanding at any one time not to exceed $50,000; (iv) Investments approved by the Board of Directors in accordance with the Company’s investment policy and consented to in writing by the Agent which consent or decision not to consent must be provided to the Borrower within ten (10) Business Days of Agent’s receipt of the Borrower’s written request for such consent or the Agent will be deemed to have consented; (v) deposit and savings accounts established in the ordinary course of business.

2.15
“Permitted Liens” means (i) the Liens created by this Agreement, (ii) Liens upon any equipment or other personal property acquired by a Pledgor to secure (A) the purchase price of such equipment or other personal property or (B) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; (iii) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings (provided, however, that such Lien does not have any priority over the security interest of the Lenders); (iv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of a Pledgor in the ordinary course of its business; (v) Liens on goods in favor of customs and revenue authorities to secure payments of customs duties in connection with the importation of such goods; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent more than 30 days or are being contested in good faith by appropriate proceedings; (vii) any judgment, attachment or similar lien, which has been discharged or execution on which has been stayed and which has been bonded against pending appeal within 30 days of the entry thereof; (viii) Liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution; (ix) the interests of any lessors of Equipment to a Pledgor or licensors of Intellectual Property to a Pledgor; and (x) Liens on Accounts to secure A/R Financing.

2.16
“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

2.17	“Requisite Lenders” means at any time Lenders holding at least 66 2/3% of the then aggregate unpaid principal amount of the Notes held by all Lenders.

2.18	“Subsidiary” or “Subsidiaries” means InterMetro Communications, Inc., a Delaware corporation, and Advanced Tel, Inc., a California corporation.

2.19	“Securities Act” means the Securities Act of 1933, as amended.

EXHIBIT B

Secured Convertible Promissory Note

EXHIBIT C

Exceptions

3.(b)(iii)	Existing registration rights:

Additional Registration Rights Agreement dated December 29, 2006 included in the Pledgor’s Form 8-K filing under the previous company name of Lucy’s Café, Inc. dated January 9, 2007

3.(c)	List of the Pledgors’ places of business and locations of collateral:

Places of business:

Simi Valley, California (InterMetro Communications, Inc.)
Trabuco Canyon, California (Advanced Tel, Inc.)

Locations of collateral:

California, Illinois, Colorado, Texas, Georgia, Florida, New York and Hawaii.

3.(h)	List of legal claims or litigation:

In April 2007, InterMetro Communications filed a lawsuit in California district court against KMC Data, LLC, et al (“KMC”) regarding invoices for access charges and the ability to receive certain voice traffic. KMC filed a counter suit regarding the same and the matter is currently unresolved.

InterMetro Communications, Inc. has disputed certain install charges for services ordered from AT&T in California the beginning of 2006. AT&T has denied this dispute and the parties are currently in negotiations to resolve this dispute as well as the repayment of unpaid monthly charges related to these services.

3.(j)	List of Intellectual Property or outstanding options, licenses or agreements of any kind relating to Intellectual Property:

The Pledgors own three patent applications filed with the U.S. Patent and Trademark Office.

The Pledgors currently own these trademarks:
InterMetro Communications; One Company, One Network, One Solution; Talk Is Cheap; Enhanced Origination Services; Zerocents

3.(l)	SEC Reports

InterMetro Communications, Inc. did not timely file its form 10-QSB for the period ended September 30, 2007. The filing was made one day after the allowable extension and the filing is currently deemed deficient by the SEC and will remain deficient until such time the Company files an amended form 10-QSB that includes a review of the financial statements contained therein by a qualified Independent Accountant.

Exhibit A 2.11 Permitted Indebtedness: Listed in Exhibit G.

EXHIBIT D

Capitalization

1. Authorized Capital:

Common Stock – 150,000,000 shares
Preferred Stock – 10,000,000 shares

2. Outstanding Shares:

Common Stock – 59,575,194 shares
Preferred Stock – 0 shares

3. Shares reserved:

Warrants to purchase Common Stock – 11,740,938
Options to purchase Common Stock – 8,903,410

EXHIBIT E

Warrant Agreement for Initial Warrants

EXHIBIT F

Warrant Agreement for Additional Warrants

EXHIBIT G

Senior Indebtedness

Wells Fargo Line of Credit - $100,000

Bank of America Line of Credit - $100,000

David Singer, ATI Seller Note - $75,000

EXHIBIT H

Registration Rights Agreement